Castle Brands Announces First Quarter Fiscal 2013 Results

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Net sales increased 31.5% for the first quarter of fiscal 2013

NEW YORK— August 13, 2012 -- Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the quarter ended June 30, 2012.

Operating highlights for the quarter ended June 30, 2012:

•	Net sales increased 31.5% to $9.7 million for the quarter ended June 30, 2012, as compared to $7.4 million for the comparable prior-year period

•	Case volume increased 22.8% to 86,130 cases for the quarter ended June 30, 2012, as compared to 70,119 cases for the comparable prior-year period, primarily due to organic growth

•	Rum sales increased 33.3% to $4.1 million for the quarter ended June 30, 2012, as compared to $3.1 million for the comparable prior year period; due to the continued growth of Gosling’s rums

•	Loss from operations improved 44.7% to ($0.8) million for the quarter ended June 30, 2012 from ($1.4) million for the comparable prior-year period

•	EBITDA, as adjusted, improved 58.4% to a loss of ($0.5) million for the quarter ended June 30, 2012, as compared to a loss of ($1.1) million for the comparable prior-year period, primarily as a result of increased sales.

"It is important to note that while sales increased 31.5% for the quarter, our total SG&A expenses increased less than 2%. We have a strong sales force and management team, which should allow us to continue to increase sales substantially without corresponding increases to costs. This ability to scale our business led to significantly stronger bottom line performance, with a 58.4% improvement in our EBITDA, as adjusted. We believe these trends will allow us to become solidly profitable and build substantial shareholder value over the long-term,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The ongoing organic growth of our spirits business is primarily attributable to the momentum we have established for Gosling’s rums, Jefferson’s bourbons and our Irish whiskeys. We believe this growth is still in its early stages, as each brand possesses unique qualities and still has significant market opportunities. And there is a compounding growth factor for these brands as word of mouth grows through an expanding customer base,” stated John Glover, Chief Operating Officer of Castle Brands. “In addition to reporting strong organic growth through sales of our core brands, we also reported strong sales for Gosling’s Dark ‘n Stormy pre-mixed cocktail, which was launched in February 2012. This product strongly reinforces the trademarked drink and gives us another tool to build the Gosling’s brand.”

In the first quarter of fiscal 2013, the Company had net sales of $9.7 million, a 31.5% increase from net sales of $7.4 million in the comparable same period last year. Loss from operations improved by 44.7% to ($0.8) million in the first quarter of fiscal 2013, from ($1.4) million for the same period last year.

The Company had a net loss attributable to common shareholders of $(1.0) million, or $(0.01) per basic and diluted share, in the first quarter of fiscal 2013, compared to $(2.1) million, or $(0.02) for the prior-year period.

EBITDA, as adjusted, for the first quarter of fiscal 2013 improved 58.4% to a loss of $(0.5) million, compared to a loss of $(1.1) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, gain (loss) from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company's Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management's estimates, such as severance expense, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.

Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling's Rum®, Jefferson's®, Jefferson's Presidential SelectTM and Jefferson's Reserve® bourbon, Boru® vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Honey® liqueur, Brady's® Irish Cream, A. De Fussigny® cognacs, Travis Hasse's Original® liqueurs, Gozio® amaretto and TierrasTM tequila. Additional information concerning the Company is available on the Company's website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "expects," "predicts," "could," "projects," "potential" and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption "Risk Factors" in Castle Brands' Annual Report on Form 10-K for the year ended March 31, 2012, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and other reports we file with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:

Castle Brands Inc.

Investor Relations

646-356-0200

Info @ castlebrandsinc.com

www.castlebrandsinc.com

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,
	2012	2011
Sales, net*	$9,719,427	$7,392,384
Cost of sales*	6,286,775	4,646,095

Gross profit	3,432,652	2,746,289

Selling expense	2,622,992	2,606,781
General and administrative expense	1,328,600	1,268,400
Depreciation and amortization	231,082	228,145

Loss from operations	(750,022)	(1,357,037)

Gain (loss) from equity investment in non-consolidated affiliate	348	(17,457)
Foreign exchange gain (loss)	195,941	(122,076)
Interest expense, net	(111,020)	(177,541)
Net change in fair value of warrant liability	(91,328)	(24,874)
Income tax benefit	37,038	37,038

Net loss	(719,043)	(1,661,947)
Net income attributable to noncontrolling interests	(110,458)	(105,064)

Net loss attributable to controlling interests	(829,501)	(1,767,011)

Dividend to preferred shareholders	(179,951)	(329,460)

Net loss attributable to common shareholders	$(1,009,452)	$(2,096,471)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.02)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,392,255	107,202,145

* Sales, net and Cost of sales include excise taxes of $1,381,541 and $1,215,619 for the three months ended June 30, 2012 and 2011, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of Net Loss to EBITDA, as adjusted

 (Unaudited)

	Three Months ended
	June 30,
	2012	2011
Net loss attributable to common shareholders	$(1,009,452)	$(2,096,471)
Adjustments:
Interest expense, net	111,020	177,541
Income tax benefit	(37,038)	(37,038)
Depreciation and amortization	231,082	228,145
EBITDA (loss)	(704,388)	(1,727,823)
Allowance for doubtful accounts	6,000	6,911
Stock-based compensation expense	59,180	31,777
(Gain) loss from equity investment in non-consolidated affiliate	(348)	17,457
Foreign exchange (gain) loss	(195,941)	122,076
Net change in fair value of warrant liability	91,328	24,874
Net income attributable to noncontrolling interests	110,458	105,064
Dividend to preferred shareholders	179,951	329,460
EBITDA, as adjusted	(453,760)	(1,090,204)

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